Exhibit 99.1

John B. Sanfilippo & Son, Inc. Reports Fiscal 2023 Second Quarter Results

Second Quarter Diluted EPS Increased 27.2% to $1.45 per Share

Elgin, IL, February 1, 2023 — John B. Sanfilippo & Son, Inc. (NASDAQ: JBSS) (the “Company”) today announced financial results for its fiscal 2023 second quarter ended December 29, 2022.

Second Quarter Summary

•	Net sales increased 8.3% to $274.3 million

•	Sales volume decreased 3.8% to 80.4 million pounds

•	Gross profit increased 8.2% to $56.5 million

•	Diluted EPS increased 27.2% to $1.45 per share

CEO Commentary

“During the second quarter net sales increased over $21 million, or 8.3%, compared to last year’s second quarter, and we delivered strong bottom line growth as our diluted EPS increased 27.2% to $1.45 per share. Our strong quarterly performance resulted from numerous continuous improvement initiatives, a focus on reducing our operating costs, and selling price alignment efforts initiated last fiscal year as a response to inflationary cost increases. We continue to see strong demand for our products, especially from our private brand customers in our consumer channel. Our private brand sales volume grew over 3% in the consumer channel, excluding the one-time loss of a private brand grocery customer, compared to an overall decline in the snack nut category,” stated Jeffrey T. Sanfilippo, Chief Executive Officer.

“During the quarter we continued to execute against our Long-Range Plan. First, we paid a $1.00 per share special dividend, reinforcing our goal of creating long-term shareholder value by returning capital to our shareholders. We also completed the acquisition of the Just the Cheese brand, which is part of our strategic initiative to further diversify our product offerings. We are excited to add Just the Cheese to our branded portfolio and the acquired production capabilities will help accelerate growth with our private brand and foodservice customers. I am also proud to announce that during the third quarter, we began to ship our new product line of private brand nutrition bars, which our team members across the organization have worked tirelessly over the last several years to develop and bring to market. I will share additional details of our new product line in future earnings releases,” Mr. Sanfilippo stated.

“We start the second half of fiscal 2023 with excitement and optimism as we begin to see stabilization in the supply chain, modest downward pressure in the acquisition costs of tree nuts and the continuation of our journey to diversify our product offerings. As always, we will continue to respond to challenges, including the current economic and operating environment and the recent category contraction. I believe we have the right team, initiatives and strategies to continuously overcome these challenges and deliver long-term shareholder value,” Mr. Sanfilippo concluded.

Second Quarter Results

Net Sales

Net sales for the second quarter of fiscal 2023 increased 8.3% to $274.3 million due to a 12.7% increase in the weighted average sales price per pound. This increase was partially offset by a 3.8% decrease in sales volume, which is defined as pounds sold to customers. Sales volume for peanuts and all major tree nuts (except pecans) declined in the second quarter. The increase in the weighted average selling price primarily resulted from higher commodity acquisition costs for pecans, cashews, peanuts and dried fruit.

Consumer Distribution Channel (2.0)%

•	Private Brand + 0.7%

This sales volume increase was mostly driven by new private brand peanut butter business at a mass merchandising retailer and increased seasonal distribution at another mass merchandising retailer. This increase was substantially offset by lost distribution with a private brand grocery customer that occurred in the fourth quarter of fiscal 2022.

•	Branded* (5.0)%

This sales volume decrease was mainly attributable to a 24.1% decrease in the sales volume of Fisher snack nuts due to competitive pricing pressure at two grocery store retailers and lost distribution at another grocery store retailer. Additionally, sales volume for Orchard Valley Harvest decreased 14.5% due to the timing of sales to a major customer in the non-food sector who delayed their orders into the third quarter of fiscal 2023. The above decreases were partially offset by a 2.8% increase in sales volume of Fisher recipe nuts related to increased distribution at a mass merchandising retailer and at a grocery store customer.

Commercial Ingredients Distribution Channel (7.7)%

This sales volume decrease was primarily due to a 38.9% decrease in sales volume of bulk products to other food manufacturers as a result of reduced consumption from softened consumer spending. This was partially offset by a 2.9% increase in sales volume to foodservice customers due to new distribution at existing customers.

Contract Packaging Distribution Channel (11.4)%

This sales volume decrease was due to earlier timing for holiday shipments at a major customer in this channel.

Gross Profit

Gross profit margin of 20.6% of net sales was consistent with the prior comparable quarter primarily due to lower acquisition costs for almonds and walnuts, which were offset by inflationary cost increases, including for labor and manufacturing supplies, increased depreciation expense and a decrease in sales volume. Gross profit increased $4.3 million mainly due to a higher net sales base.

*	Includes Fisher recipe nuts, Fisher snack nuts, Orchard Valley Harvest and Southern Style Nuts.

Operating Expenses

Total operating expenses decreased $1.9 million in the quarterly comparison mainly due to decreases in advertising spend, incentive compensation, loss on asset disposals and freight expense, which were partially offset by an increase in base and equity compensation expense. Total operating expenses, as a percentage of net sales, decreased to 11.7% from 13.4% in the prior comparable quarter due to the reasons noted above and a higher net sales base.

Inventory

The value of total inventories on hand at the end of the current second quarter decreased $5.7 million, or 3.2%, year over year. The decrease in the value of total inventories was primarily due to lower commodity acquisition costs for all major tree nuts and lower quantities of finished goods and pecans. This was offset by higher quantities of cashews, raw materials, work-in-process and farmer stock peanuts. The weighted average cost per pound of raw nut and dried fruit input stock on hand decreased 24.2% year over year mainly due to lower acquisition costs for all major tree nuts.

Six Month Results

•

Net sales increased 9.9% to $526.9 million. The increase in net sales was primarily attributable to an 11.1% increase in weighted average selling price per pound, which was partially offset by a 1.1% decline in sales volume.

•	Sales volume decreased 1.1%. The sales volume increase in the contract packaging channel was offset by sales volume declines in the consumer and commercial ingredients channels.

•

Gross profit margin decreased 1.4% to 20.3% of net sales. The decrease was mainly attributable to higher commodity acquisition costs for all major tree nuts and peanuts (except walnuts), other inflationary cost increases cited above and increased depreciation expense.

•

Operating expenses increased $1.8 million to $60.3 million. The increase in total operating expenses was mainly due to a non-recurring gain of approximately $2.3 million from the sale of the Garysburg, North Carolina facility, which occurred in the first quarter of fiscal 2022. In addition, increases in base and equity compensation expense and sales broker commission expenses contributed to the overall increase but were partially offset by decreases in advertising spend and freight expense.

•	Diluted EPS decreased 0.7%, or $0.02 per diluted share, to $2.79.

Conference Call

The Company will host an investor conference call and webcast on Thursday, February 2, 2023, at 10:00 a.m. Eastern (9:00 a.m. Central) to discuss these results. To participate in the call via telephone, please register using the following Participant Registration link https://register.vevent.com/register/BI571a5926fed84be7a7e26c1c8530822f. Once registered, attendees will receive a dial-in number and their own unique PIN number. This call is also being webcast by Notified and can be accessed at the Company’s website at www.jbssinc.com.

About John B. Sanfilippo & Son, Inc.

Based in Elgin, Illinois, John B. Sanfilippo & Son, Inc. is a processor, packager, marketer and distributor of nut and dried fruit-based products that are sold under the Company’s Fisher ®, Orchard Valley Harvest ®, Squirrel Brand ®, Southern Style Nuts ® and Just the Cheese ® brand names and under a variety of private brands.

Forward Looking Statements

Some of the statements in this release are forward-looking. These forward-looking statements may be generally identified by the use of forward-looking words and phrases such as “will”, “intends”, “may”, “believes”, “anticipates”, “should” and “expects” and are based on the Company’s current expectations or beliefs concerning future events and involve risks and uncertainties. Consequently, the Company’s actual results could differ materially. The Company undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors that affect the subject of these statements, except where expressly required to do so by law. Among the factors that could cause results to differ materially from current expectations are: (i) sales activity for the Company’s products, such as a decline in sales to one or more key customers (of branded products, private label products or otherwise), or to customers generally, in some or all channels, a change in product mix to lower price products, a decline in sales of private brand products or changing consumer preferences, including a shift from higher margin products to lower margin products; (ii) changes in the availability and costs of raw materials and ingredients and the impact of fixed price commitments with customers; (iii) the ability to pass on price increases to customers if commodity costs rise and the potential for a negative impact on demand for, and sales of, our products from price increases; (iv) the ability to measure and estimate bulk inventory, fluctuations in the value and quantity of the Company’s nut inventories due to fluctuations in the market prices of nuts and bulk inventory estimation adjustments, respectively; (v) the Company’s ability to appropriately respond to, or lessen the negative impact of, competitive and pricing pressures, including competition in the recipe nut category; (vi) losses associated with product recalls, product contamination, food labeling or other food safety issues, or the potential for lost sales or product liability if customers lose confidence in the safety of the Company’s products or in nuts or nut products in general, or are harmed as a result of using the Company’s products; (vii) the ability of the Company to control costs (including inflationary costs) and manage shortages in areas such as inputs, transportation and labor; (viii) uncertainty in economic conditions, including the potential for inflation or economic downturn; (ix) the timing and occurrence (or nonoccurrence) of other transactions and events which may be subject to circumstances beyond the Company’s control; (x) the adverse effect of labor unrest or disputes, litigation and/or legal settlements, including potential unfavorable outcomes exceeding any amounts accrued; (xi) losses due to significant disruptions at any of our production or processing facilities or employee unavailability due to labor shortages, illness or quarantine; (xii) the ability to implement our Long-Range Plan, including growing our branded and private brand product sales diversifying our product offerings and expanding into alternative sales channels; (xiii) technology disruptions or failures or the occurrence of cybersecurity incidents or breaches; (xiv) the inability to protect the Company’s brand value, intellectual property or avoid intellectual property disputes; (xv) our ability to manage the impacts of changing weather patterns on raw material availability due to climate change and (xvi) the ability of the Company to respond to or manage the outbreak of COVID-19 or other infectious diseases and the various implications thereof.

Contacts:
Company:	Investor Relations:
Frank S. Pellegrino	John Beisler or Steven Hooser
Chief Financial Officer	Three Part Advisors, LLC
847-214-4138	817-310-8776

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JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars in thousands, except earnings per share)

	For the Quarter Ended		For the Twenty-six Weeks Ended
	December 29, 2022	December 23, 2021	December 29, 2022	December 23, 2021
Net sales	$274,328	$253,207	$526,929	$479,536
Cost of sales	217,826	200,977	419,784	375,503

Gross profit	56,502	52,230	107,145	104,033

Operating expenses:
Selling expenses	21,830	23,567	39,812	41,312
Administrative expenses	10,208	10,401	20,455	19,470
Gain on sale of facility, net	—	—	—	(2,349)

Total operating expenses	32,038	33,968	60,267	58,433

Income from operations	24,464	18,262	46,878	45,600

Other expense:
Interest expense	615	420	1,276	791
Rental and miscellaneous expense, net	311	323	713	671
Pension expense (excluding service costs)	348	619	697	1,237

Total other expense, net	1,274	1,362	2,686	2,699

Income before income taxes	23,190	16,900	44,192	42,901
Income tax expense	6,283	3,653	11,740	10,405

Net income	$16,907	$13,247	$32,452	$32,496

Basic earnings per common share	$1.46	$1.15	$2.81	$2.82

Diluted earnings per common share	$1.45	$1.14	$2.79	$2.81

Weighted average shares outstanding
— Basic	11,567,068	11,531,844	11,560,250	11,525,730

— Diluted	11,624,662	11,576,656	11,620,887	11,582,642

JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	December 29, 2022	June 30, 2022	December 23, 2021
ASSETS
CURRENT ASSETS:
Cash	$620	$415	$1,027
Accounts receivable, net	72,433	69,611	65,032
Inventories	173,075	204,855	178,741
Prepaid expenses and other current assets	11,693	8,283	12,764

	257,821	283,164	257,564

PROPERTIES, NET:	137,296	132,572	133,820

OTHER LONG-TERM ASSETS:
Intangibles, net	19,591	17,715	18,603
Deferred income taxes	2,608	3,236	4,304
Operating lease right-of-use assets	2,593	2,303	2,852
Life insurance and other assets	6,021	8,272	9,579

	30,813	31,526	35,338

TOTAL ASSETS	$425,930	$447,262	$426,722

LIABILITIES & STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Revolving credit facility borrowings	$22,805	$40,439	$35,885
Current maturities of long-term debt, net	1,497	3,149	3,909
Accounts payable	49,342	47,720	63,452
Bank overdraft	1,970	214	1,668
Accrued expenses	28,448	31,240	25,912

	104,062	122,762	130,826

LONG-TERM LIABILITIES:
Long-term debt, less current maturities	7,446	7,774	8,943
Retirement plan	29,132	28,886	35,596
Long-term operating lease liabilities	1,472	1,076	1,504
Other	8,155	7,943	8,050

	46,205	45,679	54,093

STOCKHOLDERS’ EQUITY:
Class A Common Stock	26	26	26
Common Stock	91	90	90
Capital in excess of par value	130,731	128,800	127,080
Retained earnings	148,488	153,589	124,298
Accumulated other comprehensive loss	(2,469)	(2,480)	(8,487)
Treasury stock	(1,204)	(1,204)	(1,204)

TOTAL STOCKHOLDERS’ EQUITY	275,663	278,821	241,803

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$425,930	$447,262	$426,722